FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
REGARDING THE OFFER BY

THE SINGAPORE FUND, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Repurchase dated February 14, 2012 of The Singapore Fund, Inc. ("Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended, a closed-end, non-diversified management investment company, and the related Letter of Transmittal by which the Fund is offering to its Stockholders the right to demand the purchase of their shares in an amount up to 25% of the Fund's issued and outstanding common stock, par value $0.01 per share ("Shares") in exchange for a pro-rata portion of each of the securities (other than (i) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the "1933 Act"), (ii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iii) certain portfolio assets, such as derivative instruments or repurchase agreements, that involve the assumption of contractual obligations, require special trading facilities, or can only be traded with the counterparty to the asset) held in the Fund's investment portfolio (the "Portfolio Securities"), subject to adjustment for fractional shares and Odd Lots (as defined below) of Portfolio Securities, and cash held in the Fund's investment portfolio at the close of business on the Expiration Date (as defined below). The consideration to be paid for each Share of the Fund tendered and accepted by the Fund for repurchase will be equal to 99% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange (the "NYSE") on the business day immediately following the Expiration Date, subject to the terms and conditions set forth in the Offer to Repurchase dated February 14, 2012 and the related Letter of Transmittal (which together constitute the "Offer "). THE OFFER EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 14, 2012, UNLESS EXTENDED ("EXPIRATION DATE").

As described in the Offer to Repurchase, the Fund will pay cash with respect to each Portfolio Security as to which a stockholder would receive a distribution of fewer than 1,000 shares (an "Odd Lot") of that Portfolio Security. Due to the large size of the conventional minimum trading threshold in Singapore, the Fund expects that all participating stockholders will receive at least some cash with respect to each Portfolio Security allocated in the Offer. The Fund expects that any stockholder that tenders fewer than 2,500 Shares (each, a "Small Tenderer") would be allocated fewer than 1,000 shares with respect to each of the Portfolio Securities. Accordingly, Small Tenderers will not receive Portfolio Securities and will receive solely cash in exchange for their Shares in the Offer.

In order to address the discount to net asset value at which the Shares trade, the Fund announced on June 3, 2011 that the Fund's Board of Directors (the " Board") had approved a Discount Management Policy. In accordance with the Discount Management Policy, if the Shares trade on the NYSE at an average discount from their net asset value by more than 9% during any fiscal quarter of the Fund (based on the reported closing price on the NYSE on each trading day during that fiscal quarter), the Board would consider a variety of measures to address the Fund's discount, including but not limited to, repurchasing outstanding Shares, reviewing the Fund's distribution policy and corporate actions or other measures which the Board may reasonably believe can assist in reducing the Fund's discount to net asset value. On that same date, the Fund announced that the Board had voted to approve in principle a one-time tender offer to repurchase up to 25% of the outstanding Shares at a price equal to 99% of the net asset value per share value.

The Fund is making the Offer to provide stockholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's ongoing efforts to provide additional value to stockholders. The Offer provides a means for stockholders wishing to sell a portion of their Shares to do so at a price close to net asset value per Share. The proceeds of this Offer will be paid in a pro-rata portion of the Fund's Portfolio Securities, subject to adjustment for fractional shares and Odd Lots of Portfolio Securities as described above. In addition, to the extent that the Fund has unrealized gains in its portfolio at the time it is required to sell securities to pay the purchase price for the Offer, it is anticipated that, by giving Portfolio Securities to participating stockholders other than Small Tenderers and any other stockholders who receive cash and not Portfolio Securities in the Offer, the Fund and those stockholders who do not participate in the Offer will recognize less capital gain than would be incurred if the Fund was required to liquidate sufficient Portfolio Securities to pay all participating stockholders entirely in cash for their Shares. If the number of Shares tendered for purchase exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered Shares on a pro-rata basis.

Offer documents are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to present Shares we hold for your account for purchase. A tender regarding your Shares can be made only by us as the holder of your Shares as a participant in the Depository Trust Company system and only according to your instructions.

Your attention is called to the following:

1.  The purchase price to be paid for the Shares is an amount per Share, equal to 99% of the net asset value per Share determined as of the close of regular trading on the New York Stock Exchange on the business day immediately following the Expiration Date, subject to the terms and conditions of the Offer to Repurchase dated February 14, 2012 and the related Letter of Transmittal. THE EXPIRATION DATE IS 11:59 P.M., NEW YORK CITY TIME, ON MARCH 14, 2012, UNLESS EXTENDED.

2.  The Offer is for up to 25% of the issued and outstanding Shares and is not conditioned upon any minimum number of outstanding Shares being tendered for purchase, but is subject to certain conditions set forth in the Offer to Repurchase. Under the conditions described in Sections 16 and 17 of the Offer to Repurchase, the Fund can terminate or amend the Offer or can postpone the acceptance for payment of, payment for or purchase of any Shares.

3.  Stockholders offering their Shares for purchase will not be obligated to pay brokerage commissions on the purchase of Shares by the Fund pursuant to the Offer; however, a broker, dealer or other person may charge a fee for processing the transactions on behalf of Stockholders. Stockholders offering their Shares for purchase will bear any related costs of delivery and transfer. The actual per share expenses for tendering Stockholders of effecting the purchase will depend on a number of factors, including the number of Shares purchased, the Fund's portfolio composition at the time, and market conditions prevailing during the process.

If you wish to have us tender your Shares for purchase, please instruct us by completing, signing and returning to us the instruction form enclosed.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO PRESENT YOUR SHARES FOR PURCHASE ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE EXPIRATION DATE IS 11:59 P.M., NEW YORK CITY TIME, ON MARCH 14, 2012, UNLESS EXTENDED.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) owners of Shares in any jurisdiction in which the Offer or its acceptance would violate the laws of that jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

All stockholders are also advised that the following representations are required of participants:

(1)  if your tender of Shares and/or receipt of any Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Shares);

(2)  none of the Fund, its board of directors (the "Board"), its investment manager, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Shares, either directly or in a manner that would bring their recommendations to your attention; and

(3)  the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

NONE OF THE FUND, THE BOARD, THE INVESTMENT MANAGER TO THE FUND, NOR ANY ISSUER OF THE PORTFOLIO SECURITIES IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER FOR PURCHASE OR TO REFRAIN FROM TENDERING FOR PURCHASE SHARES. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO PARTICIPATE IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very truly yours,
[Broker Name]

INSTRUCTIONS REGARDING THE OFFER BY THE SINGAPORE FUND, INC.

THIS FORM IS NOT TO BE USED TO PRESENT SHARES FOR PURCHASE DIRECTLY TO THE DEPOSITARY. IT SHOULD BE SENT TO YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ONLY IF THAT FIRM IS THE HOLDER OF RECORD OF YOUR SHARES AND WILL BE TENDERING THE SHARES FOR PURCHASE ON YOUR BEHALF. THE DEPOSITARY MUST RECEIVE YOUR SHARES NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON MARCH 14, 2012 (THE "EXPIRATION DATE").

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO TENDER YOUR SHARES FOR PURCHASE.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Repurchase, dated February 14, 2012 and the related Letter of Transmittal (which together are described as the "Offer") in connection with the offer to Stockholders by The Singapore Fund, Inc. ("Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, of the right to request the purchase of up to 25% of the Fund's issued and outstanding common stock, par value $0.01 per share ("Shares") at 99% of the net asset value per Share as of the close of the regular trading session of the New York Stock Exchange on the business day immediately following the Expiration Date, on the terms and subject to the conditions of the Offer.

Name of Client:

_______________________________________________________________

Address of Client:

_______________________________________________________________

_______________________________________________________________

Telephone No. of Client:

_______________________________________________________________

Number of Shares Presented for Participation in Offer:

_______________________________________________________________

This Section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning beneficially or of record an aggregate of fewer than 100 shares. The undersigned:

☐ Is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; and, hereby represents that the above indicated information is true and correct as to the undersigned.

Signature: ____________________